EXHIBIT 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT: Stephen G. Rutledge Senior Vice President, CFO and Chief Investment Officer (334) 288-3900	RELEASE DATE: October 20, 2004

ALFA CORPORATION REPORTS THIRD QUARTER RESULTS

Montgomery, Alabama (October 20, 2004) — Alfa Corporation (Nasdaq/NM:ALFA) today announced financial results for the third quarter and nine months ended September 30, 2004. Operating income for the third quarter was $19,542,970, or $0.24 per diluted share, compared with operating income of $16,960,007, or $0.21 per diluted share, for the third quarter of 2003, an increase of 15.5% on a per share basis. Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings. Net income, which includes net realized investment gains, was $20,720,249, or $0.26 per diluted share, for the third quarter of 2004, compared with net income of $18,781,056, or $0.23 per diluted share, for the same period in 2003, a per share increase of 10.6%. Premiums and policy charges for the third quarter of 2004 increased 6.7% to $141,137,949.

For the nine months ended September 30, 2004, operating income was $63,384,085 compared with operating income of $53,989,553 for the first nine months of 2003. On a per share basis, operating income increased 17.0% to $0.79 per diluted share for the nine-month period in 2004 compared with $0.67 per diluted share for the similar period in 2003. Net income, which includes net realized investment gains, was $66,763,267, or $0.83 per diluted share, for the first nine months of 2004, compared with net income of $56,698,505, or $0.71 per diluted share, for the same period in 2003, a per share increase of 17.3%. Premiums and policy charges for the first nine months of 2004 increased 7.2% to $419,420,109.

Commenting on the results, Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “We have experienced a very eventful quarter. In August we announced our intent to purchase Vision Insurance Group, an outstanding managing general agent located in Tennessee and writing non-standard automobile business in nine states. We are looking forward to this affiliation and the opportunities it will provide in these new states. We have also been

-MORE-

ALFA Corporation Reports Third Quarter Results

October 20, 2004

extremely active dealing with the aftermath of Hurricane Ivan. This has been challenging for our company. Our employees have stepped up and worked diligently to serve our customers as quickly as possible. I am very proud of our response to this large event. The catastrophe plans we have in place have served both our policyholders and shareholders effectively. Our company is a strong, highly rated company, and Ivan’s blow did little to alter that fact. Alfa Corporation’s third quarter performance demonstrates our efforts to continually deliver consistent operating results. With all of the issues we faced during the quarter, we have delivered operating income growth of 15.5% over the same period last year. Our results through three quarters position us well on our way to another record year.”

Various insurance subsidiaries of Alfa Corporation invest in affordable housing tax credit partnerships. During the third quarter it was determined that the equity method, as described in the Emerging Issue Tax Force Issue Number 94-1, Accounting for Tax Benefits Resulting from Investments in Affordable Housing Tax Credit, should have been used to account for these partnerships. The impact of this accounting correction resulted in a realized loss of $5.3 million relating to periods prior to January 1, 2004. This correction was recorded in the third quarter 2004 statement of income.

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 800-946-0705, or via links located on Alfa’s web site: www.alfains.com. A 30-day Internet play of the call will also be available from Alfa’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

-MORE-

ALFA Corporation Reports Third Quarter Results

October 20, 2004

ALFA CORPORATION

Financial Highlights

(Unaudited)

	Nine Months Ended			Three Months Ended
	September 30,			September 30,
	2004	2003	Change	2004	2003	Change
Premiums and Policy Charges	$419,420,109	$391,370,170	7.17%	$141,137,949	$132,337,421	6.65%
Net Investment Income	67,258,467	63,794,337	5.43%	22,562,539	20,803,110	8.46%
Other Income	1,061,652	2,479,122	(57.18%)	241,391	1,128,926	(78.62%)

Total Revenues	487,740,228	457,643,629	6.58%	163,941,879	154,269,457	6.27%
Total Expenses	401,365,074	383,663,241	4.61%	137,815,305	131,326,874	4.94%

Income Before Provision for Income Taxes	86,375,154	73,980,388	16.75%	26,126,574	22,942,583	13.88%
Provision for Income Taxes	22,991,069	19,990,835	15.01%	6,583,604	5,982,576	10.05%

Operating Income*	63,384,085	53,989,553	17.40%	19,542,970	16,960,007	15.23%
Realized Investment Gains,
Net of Tax	3,379,182	2,708,952	24.74%	1,177,279	1,821,049	(35.35%)

Net Income	$66,763,267	$56,698,505	17.75%	$20,720,249	$18,781,056	10.33%

Operating Income Per Share*
Basic	$0.79	$0.68	16.84%	$0.24	$0.21	15.31%

Diluted	$0.79	$0.67	16.99%	$0.24	$0.21	15.50%

Net Income Per Share
Basic	$0.83	$0.71	17.19%	$0.26	$0.23	10.40%

Diluted	$0.83	$0.71	17.34%	$0.26	$0.23	10.59%

Average Number of Shares Outstanding
Basic	80,024,581	79,645,126		79,938,616	79,991,986

Diluted	80,526,003	80,241,834		80,397,352	80,587,725

*	Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

For unaudited quarterly financial statements for the third quarter and nine months ended September 30, 2004, along with additional information, click here: http://www.irinfo.com/alfa/3q04fs.pdf.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies—including political, economic, regulatory, climatic, competitive, legal, and technological—any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

-END-